CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Victoria Verdeja
MediaRelations@amerantbank.com
(305) 441-5541

AMERANT REPORTS FIRST QUARTER 2023 RESULTS
Board of Directors Declares Quarterly Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, April 20, 2023. Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $20.2 million in the first quarter of 2023, or $0.60 per diluted share, compared to net income attributable to the Company of $22.0 million(1), or $0.65 per diluted share(1), in the fourth quarter of 2022.
"We continued to see strong business opportunities across our footprint this quarter and invested in additional talented personnel for our commercial banking and mortgage banking lines of business”, stated Jerry Plush, Chairman and CEO. “We intend to continue to prudently go about our business and execute on our strategic initiatives."

•Total assets increased $367.5 million, or 4.03%, to $9.5 billion compared to $9.1 billion as of 4Q22. Asset growth includes an additional $200 million in cash held at the Federal Reserve Bank since mid-March for a total of $485.8 million in cash and cash equivalents at quarter end 1Q23.

•Total gross loans increased $195.4 million, or 2.8%, to $7.12 billion compared to $6.92 billion in 4Q22.

•Total deposits were $7.29 billion, up $242.5 million, or 3.44%, compared to $7.04 billion in 4Q22.

•Total advances from Federal Home Loan Bank (“FHLB”) were $1.05 billion, up $145.5 million, or 16.05%, compared to $906.5 million in 4Q22, the result of now holding additional liquidity on hand as noted above. An additional $1.7 billion remained available from FHLB as of March 31, 2023.

•Average yield on loans increased to 6.38% in 1Q23, compared to 5.85% in 4Q22.

•Total non-performing assets increased to $48.7 million, up $11.1 million, or 29.6%, compared to $37.6 million as of 4Q22.

•The allowance for credit losses ("ACL") was $84.4 million, an increase of $0.9 million, or 1.0%, compared to $83.5 million as of 4Q22.

•Core deposits were $5.36 billion, up $41.4 million, or 0.8%, compared to $5.32 billion in 4Q22.

•Average cost of total deposits increased to 1.91% in 1Q23 compared to 1.38% in 4Q22.

•Loan to deposit ratio improved to 97.64% compared to 98.23% in 4Q22.

•Assets Under Management and custody (“AUM”) totaled $2.11 billion, up $111.9 million, or 5.6%, from $2.00 billion in 4Q22.

•Pre-provision net revenue (“PPNR”)(2) was $37.2 million in 1Q23, a decrease of $7.3 million or 16.4%, compared to $44.5 million in 4Q22.

•Core Pre-Provision Net Revenue (“Core PPNR”)(2) was $37.1 million in 1Q23, a decrease of $0.7 million, or 1.9%, from $37.8 million in 4Q22.

•Net Interest Margin (“NIM”) was 3.90% in 1Q23 compared to 3.96% in 4Q22.

•Net Interest Income (“NII”) was $82.3 million, up $0.2 million, or 0.2%, from $82.2 million in 4Q22.

•Provision for credit losses was $11.7 million in 1Q23, a decrease of $5.2 million, or 30.6%, compared to $16.9 million in 4Q22(1). The provision for credit losses in 1Q23 was comprised of $7.5 million in connection with charge-offs and credit quality, $2.2 million related to loan growth and $2.0 million to reflect updated economic factors.

•Non-interest income was $19.3 million in 1Q23, a decrease of $5.0 million, or 20.6%, from $24.4 million in 4Q22.

•Non-interest expense was $64.7 million, up $2.5 million, or 4.0%, from $62.2 million in 4Q22.

•The efficiency ratio was 63.7% in 1Q23 compared to 58.4% in 4Q22.

•Return on average assets (“ROA”) was 0.88% in 1Q23 compared to 0.97% in 4Q22 (1).

•Return on average equity (“ROE”) was 11.15% in 1Q23 compared to 12.10% in 4Q22 (1).

Additional details on first quarter 2023 results can be found in the earnings presentation available under the Investor Relations section of the Company’s website at https://investor.amerantbank.com.

On April 19, 2023, the Company’s board of directors declared a quarterly cash dividend of $0.09 per common share. The dividend is payable on May 31, 2023 to shareholders of record on May 15, 2023.

1 As previously disclosed, the Company adopted the new guidance on accounting for current expected credit losses on financial instruments (“CECL”) in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details of the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
2 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

First Quarter 2023 Earnings Conference Call

The Company will hold an earnings conference call on Friday, April 21, 2023 at 9:00 a.m. (Eastern Time) to discuss its first quarter 2023 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2022 filed on March 1, 2023 (the “Form 10-K”), and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, may not reflect our results of operations for our fiscal year ending, or financial condition, as of December 31, 2023, or any other period of time or date.

As previously disclosed in the Form 10-K, the Company adopted the new guidance on accounting for current expected credit losses on financial instruments (“CECL”) effective as of January 1, 2022. Quarterly amounts previously reported on our quarterly reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022 do not reflect the adoption of CECL. In the fourth quarter of 2022, the Company recorded a provision for credit losses totaling $20.9 million, including $11.1 million related to the retroactive effect of adopting CECL for all previous quarterly periods in the year ended December 31, 2022, including loan growth and changes to macro-economic conditions during the period. Quarterly amounts included in the Form 10-K and this earnings release and accompanying presentation reflect the impacts of the adoption of CECL on each interim period of 2022. See the Form 10-K for more details on the adoption of CECL.

The following table shows changes to previously-reported amounts for the quarter ended December 31, 2022 versus the corresponding amounts reflecting the adoption of CECL in 2022:

(in thousands, except per share amounts)	As Reported	As Recast	Changes
Total interest income	$113,374	$113,374	$—
Total interest expense	31,196	31,196	—
Net interest income	82,178	82,178	—
Provision for credit losses	20,945	16,857	(4,088)
Net interest income after provision for credit losses	61,233	65,321	4,088
Total noninterest income	24,365	24,365	—
Total noninterest expense	62,241	62,241	—
Income before income taxes	23,357	27,445	4,088
Income tax expense	(4,746)	(5,627)	(881)
Net income before attribution of noncontrolling interest	18,611	21,818	3,207
Noncontrolling interest	(155)	(155)	—
Net income attributable to Amerant Bancorp Inc.	$18,766	$21,973	$3,207
Basic earnings per common share	$0.56	$0.66	$0.10
Diluted earnings per common share	$0.55	$0.65	$0.10
Cash dividends declared per common share	$0.09	$0.09	$—

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income”, “core earnings per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, “tangible stockholders’ equity book value per common share”, “tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity”, and “tangible stockholders' book value per common share, adjusted for unrealized losses on debt securities held to maturity”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2023, including the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives, loans held for sale and other real estate owned, early repayment of FHLB advances, and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	March 31, 2023	December 31, 2022
Consolidated Balance Sheets		(audited)
Total assets	$9,495,302	$9,127,804
Total investments	1,347,697	1,366,680
Total gross loans (1)	7,115,035	6,919,632
Allowance for credit losses	84,361	83,500
Total deposits	7,286,726	7,044,199
Core deposits (2)	5,357,386	5,315,944
Advances from the Federal Home Loan Bank	1,052,012	906,486
Senior notes	59,289	59,210
Subordinated notes (3)	29,326	29,284
Junior subordinated debentures	64,178	64,178
Stockholders' equity (4)(5)	729,056	705,726
Assets under management and custody (6)	2,107,603	1,995,666

	Three Months Ended
(in thousands, except percentages, share data and per share amounts)	March 31, 2023	December 31, 2022

Consolidated Results of Operations
Net interest income	$82,333	$82,178
Provision for credit losses (7)	11,700	16,857
Noninterest income	19,343	24,365
Noninterest expense	64,733	62,241
Net income attributable to Amerant Bancorp Inc. (7) (8)	20,186	21,973
Effective income tax rate (7)	21.00%	20.50%

Common Share Data
Stockholders' book value per common share	$21.56	$20.87
Tangible stockholders' equity (book value) per common share (9)	$20.84	$20.19
Tangible stockholders' equity (book value) per common share, adjusted for unrealized losses on debt securities held to maturity (9)	$20.38	$19.65
Basic earnings per common share (7)	$0.60	$0.66
Diluted earnings per common share (7)(10)	$0.60	$0.65
Basic weighted average shares outstanding	33,559,718	33,496,096
Diluted weighted average shares outstanding (10)	33,855,994	33,813,593
Cash dividend declared per common share (5)	$0.09	$0.09

	Three Months Ended
	March 31, 2023	December 31, 2022
Other Financial and Operating Data (11)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (12)	3.90%	3.96%
Net income / Average total assets (ROA) (7) (13)	0.88%	0.97%
Net income / Average stockholders' equity (ROE) (7)(14)	11.15%	12.10%
Noninterest income / Total revenue (15)	19.02%	22.87%

Capital Indicators (%)
Total capital ratio (16)	12.36%	12.39%
Tier 1 capital ratio (17)	10.88%	10.89%
Tier 1 leverage ratio (18)	9.04%	9.18%
Common equity tier 1 capital ratio (CET1) (19)	10.10%	10.10%
Tangible common equity ratio (20)	7.44%	7.50%
Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity (21)	7.29%	7.31%

Liquidity Ratios (%)
Loans to Deposits (22)	97.64%	98.23%

Asset Quality Indicators (%)
Non-performing assets / Total assets (23)	0.51%	0.41%
Non-performing loans / Total gross loans (1) (24)	0.31%	0.54%
Allowance for credit losses / Total non-performing loans (24)	380.31%	222.08%
Allowance for credit losses / Total loans held for investment	1.20%	1.22%
Net charge-offs / Average total loans held for investment (25)	0.64%	0.59%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.82%	2.75%
Salaries and employee benefits / Average total assets	1.52%	1.45%
Other operating expenses/ Average total assets (26)	1.30%	1.30%
Efficiency ratio (27)	63.67%	58.42%
Full-Time-Equivalent Employees (FTEs) (28)	722	692

	Three Months Ended
(in thousands, except percentages and per share amounts)	March 31, 2023	December 31, 2022
Core Selected Consolidated Results of Operations and Other Data (9)

Pre-provision net revenue (PPNR)	$37,187	$44,457
Core pre-provision net revenue (Core PPNR)	$37,103	$37,838
Core net income (7)	$20,120	$16,817
Core basic earnings per common share (7)	0.60	0.50
Core earnings per diluted common share (7) (10)	0.59	0.50
Core net income / Average total assets (Core ROA) (7) (13)	0.88%	0.74%
Core net income / Average stockholders' equity (Core ROE) (7) (14)	11.11%	9.26%
Core efficiency ratio (29)	62.47%	61.34%

__________________
(1)     Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs. As of March 31, 2023 and December 31, 2022, total loans include $65.3 million and $62.4 million, respectively, primarily in mortgage loans held for sale carried at fair value.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3) On March 9, 2022, the Company completed a $30.0 million offering of subordinated notes with a 4.25% fixed-to-floating rate and due March 15, 2032 (the “Subordinated Notes”). The Subordinated Notes bear interest at a fixed rate of 4.25% per annum, from and including March 9, 2022, to but excluding March 15, 2027, with interest payable semi-annually in arrears. From and including March 15, 2027, to but excluding the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current benchmark rate, which will initially be the three-month Secured Overnight Financing Rate (“SOFR”) plus 251 basis points, with interest during such period payable quarterly in arrears. If the three-month SOFR cannot be determined during the applicable floating rate period, a different index will be determined and used in accordance with the terms of the Subordinated Notes. The Subordinated Notes are presented net of direct issuance costs which are deferred and amortized over 10 years. The Subordinated Notes have been structured to qualify as Tier 2 capital of the Company for regulatory capital purposes, and rank equally in right of payment to all of our existing and future subordinated indebtedness.
(4) In the fourth quarter of 2022, the Company announced that the Board of Directors authorized a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $25 million of its shares of Class A common stock (the “2023 Class A Common Stock Repurchase Program”). In the first quarter of 2023, the Company repurchased an aggregate of 22,403 shares of Class A common stock at a weighted average price of $25.25 per share, under the 2023 Class A Common Stock Repurchase Program. In the first quarter of 2023, the aggregate purchase price for these transactions was approximately $0.6 million including transaction costs.
(5) In the first quarter of 2023, and in the fourth quarter of 2022, the Company’s Board of Directors declared cash dividends of $0.09 and $0.09 per share of the Company’s common stock, respectively. The dividend declared in the first quarter of 2023 was paid on February 28, 2023 to shareholders of record at the close of business on February 13, 2023. The dividend declared in the fourth quarter of 2022 was paid on November 30, 2022 to shareholders of record at the close of business on November 15, 2022. The aggregate amount paid in connection with these dividends in the first quarter of 2023 and in the fourth quarter of 2022 was $3.0 million and $3.0 million, respectively.
(6) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(7) As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details on the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(8)    In the three months ended March 31, 2023 and December 31, 2022, net income exclude losses of $0.2 million and $0.2 million, respectively, attributable to a 20% minority interest of Amerant Mortgage LLC.
(9) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(10) In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. Potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(11) Operating data for the periods presented have been annualized.
(12) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(13) Calculated based upon the average daily balance of total assets.
(14)     Calculated based upon the average daily balance of stockholders’ equity.
(15)     Total revenue is the result of net interest income before provision for credit losses plus noninterest income.
(16)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(17) Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(18)     Tier 1 capital divided by quarter to date average assets.
(19) CET1 capital divided by total risk-weighted assets.
(20) Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(21) Calculated in the same manner described in footnote 20 but also includes unrealized losses on debt securities held to maturity in the balance common equity and total assets.
(22)     Calculated as the ratio of total loans gross divided by total deposits.
(23) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans and other real estate owned (“OREO”) properties acquired through or in lieu of foreclosure, and other repossessed assets.
(24) Non-performing loans include all accruing loans past due by 90 days or more and all nonaccrual loans
(25) Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for credit losses. During the first quarter of 2023 and the fourth quarter of 2022, there were net charge offs of $10.8 million and $9.8 million, respectively. During the first quarter of 2023, the Company charged-off $6.5 million in connection with a commercial loan relationship, $6.3 million related to multiple consumer loans and $1.5 million related to multiple commercial and real estate loans. During the fourth quarter of 2022, the Company charged-off $3.9 million related to a CRE loan, $5.5 million related to multiple consumer loans and $1.1 million related to multiple commercial loans.
(26) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(27) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(28) As of March 31, 2023 and December 31, 2022, includes 94 and 68 FTEs for Amerant Mortgage LLC, respectively.
(29) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) credit losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives, loans held for sale and other real estate owned, early repayment of FHLB advances, and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,
(in thousands)	March 31, 2023	December 31, 2022

Net income attributable to Amerant Bancorp Inc. (1)	$20,186	$21,973
Plus: provision for credit losses (1)	11,700	16,857
Plus: provision for income tax expense (1)	5,301	5,627
Pre-provision net revenue (PPNR)	37,187	44,457
Plus: non-routine noninterest expense items	3,372	2,447
Less: non-routine noninterest income items	(3,456)	(9,066)
Core pre-provision net revenue (Core PPNR)	$37,103	$37,838

Total noninterest income	$19,343	$24,365
Less: Non-routine noninterest income items:
Derivatives gains, net	14	1,040
Securities losses, net	(9,731)	(3,364)
Gains on early extinguishment of FHLB advances, net	13,173	11,390
Total non-routine noninterest income items	$3,456	$9,066
Core noninterest income	$15,887	$15,299

Total noninterest expenses	$64,733	$62,241
Less: non-routine noninterest expense items
Restructuring costs (2):
Staff reduction costs (3)	213	1,221
Consulting and other professional fees (4)	2,690	1,226
Lease impairment charge (5)	469	—
Total restructuring costs	$3,372	$2,447
Total non-routine noninterest expense items	$3,372	$2,447
Core noninterest expenses	$61,361	$59,794

	Three Months Ended,
(in thousands, except percentages and per share amounts)	March 31, 2023	December 31, 2022

Net income attributable to Amerant Bancorp Inc. (1)	$20,186	$21,973
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	3,372	2,447
Income tax effect (6)	(708)	(460)
Total after-tax non-routine items in noninterest expense	2,664	1,987
Less after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(3,456)	(9,066)
Income tax effect (6)	726	1,923
Total after-tax non-routine items in noninterest income	(2,730)	(7,143)
Core net income (1)	$20,120	$16,817

Basic earnings per share (1)	$0.60	$0.66
Plus: after tax impact of non-routine items in noninterest expense	0.08	0.06
Less: after tax impact of non-routine items in noninterest income	(0.08)	(0.22)
Total core basic earnings per common share (1)	$0.60	$0.50

Diluted earnings per share (1) (7)	$0.60	$0.65
Plus: after tax impact of non-routine items in noninterest expense	0.08	0.06
Less: after tax impact of non-routine items in noninterest income	(0.09)	(0.21)
Total core diluted earnings per common share (1)	$0.59	$0.50

Net income / Average total assets (ROA) (1)	0.88%	0.97%
Plus: after tax impact of non-routine items in noninterest expense	0.12%	0.09%
Less: after tax impact of non-routine items in noninterest income	(0.12)%	(0.32)%
Core net income / Average total assets (Core ROA) (1)	0.88%	0.74%

Net income / Average stockholders' equity (ROE) (1)	11.15%	12.10%
Plus: after tax impact of non-routine items in noninterest expense	1.47%	1.09%
Less: after tax impact of non-routine items in noninterest income	(1.51)%	(3.93)%
Core net income / Average stockholders' equity (Core ROE) (1)	11.11%	9.26%

Efficiency ratio	63.67%	58.42%
Less: impact of non-routine items in noninterest expense	(3.32)%	(2.30)%
Plus: impact of non-routine items in noninterest income	2.12%	5.22%
Core efficiency ratio	62.47%	61.34%

	Three Months Ended,
(in thousands, except percentages, share data and per share amounts)	March 31, 2023	December 31, 2022

Stockholders' equity	$729,056	$705,726
Less: goodwill and other intangibles (8)	(24,292)	(23,161)
Tangible common stockholders' equity	$704,764	$682,565
Total assets	9,495,302	9,127,804
Less: goodwill and other intangibles (8)	(24,292)	(23,161)
Tangible assets	$9,471,010	$9,104,643
Common shares outstanding	33,814,260	33,815,161
Tangible common equity ratio	7.44%	7.50%
Stockholders' book value per common share	$21.56	$20.87
Tangible stockholders' equity book value per common share	$20.84	$20.19

Tangible common stockholders' equity	$704,764	$682,565
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (9)	(15,542)	(18,234)
Tangible common stockholders' equity, adjusted for unrealized losses on debt securities held to maturity	$689,222	$664,331
Tangible assets	$9,471,010	$9,104,643
Less: Net unrealized accumulated losses on debt securities held to maturity, net of tax (9)	(15,542)	(18,234)
Tangible assets, adjusted for unrealized losses on debt securities held to maturity	$9,455,468	$9,086,409
Common shares outstanding	33,814,260	33,815,161

Tangible common equity ratio, adjusted for unrealized losses on debt securities held to maturity	7.29%	7.31%
Tangible stockholders' book value per common share, adjusted for unrealized losses on debt securities held to maturity	$20.38	$19.65

____________
(1)      As previously disclosed, the Company adopted CECL in the fourth quarter of 2022, effective as of January 1, 2022. See Form 10-K for more details of the CECL adoption and related effects to quarterly results for each quarter in the year ended December 31, 2022.
(2)     Expenses incurred for actions designed to implement the Company’s business strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) Staff reduction costs in the three months ended March 31, 2023 and December 31, 2022, are mainly related to severance expenses in connection with employment terminations and changes in certain positions.
(4) Includes expenses in connection with the engagement of FIS of $2.6 million and $1.1 million in the three months ended March 31, 2023 and December 31, 2022, respectively.
(5) In the three months ended March 31, 2023, includes $0.5 million of right-of-use asset, or ROUA, impairment associated with the closure of a branch in Texas in 2023.
(6) In the three months ended March 31, 2023, amounts were calculated based upon the effective tax rate for the period of 21.00%. For the three months ended December 31, 2022, amount represents the difference between the prior and current period year-to-date tax effect.
(7) In the three months ended March 31, 2023 and December 31, 2022, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect on per share earnings.
(8) Other intangible assets consist of, among other things, mortgage servicing rights (“MSRs”) of $1.4 million and $1.3 million at March 31, 2023 and December 31, 2022, respectively, and are included in other assets in the Company’s consolidated balance sheets.
(9) In the three months ended March 31, 2023 and December 31, 2022, amounts were calculated based upon the fair value on debt securities held to maturity, and assuming a tax rate of 25.53% and 25.55%, respectively.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$6,901,352	$108,501	6.38%	$6,688,839	$98,579	5.85%	$5,492,547	$56,338	4.16%
Debt securities available for sale (3) (4)	1,058,831	10,173	3.90%	1,060,240	9,817	3.67%	1,170,491	7,378	2.56%
Debt securities held to maturity (5)	240,627	2,112	3.56%	239,680	2,052	3.40%	114,655	703	2.49%
Debt securities held for trading	18	—	—%	56	1	7.08%	35	1	11.59%
Equity securities with readily determinable fair value not held for trading	4,886	—	—%	12,365	—	—%	1,301	—	—%
Federal Reserve Bank and FHLB stock	57,803	1,014	7.11%	55,585	874	6.24%	51,505	546	4.30%
Deposits with banks	302,791	3,330	4.46%	183,926	2,051	4.42%	259,225	132	0.21%
Total interest-earning assets	8,566,308	125,130	5.92%	8,240,691	113,374	5.46%	7,089,759	65,098	3.72%
Total non-interest-earning assets (6)	739,522			731,685			616,872
Total assets	$9,305,830			$8,972,376			$7,706,631

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts
Interest bearing DDA	$2,342,620	$12,855	2.23%	$2,178,106	$8,860	1.61%	$1,556,480	$290	0.08%
Money market	1,333,465	7,881	2.40%	1,412,033	6,034	1.70%	1,253,293	734	0.24%
Savings	299,501	46	0.06%	313,688	55	0.07%	325,121	11	0.01%
Total checking and saving accounts	3,975,586	20,782	2.12%	3,903,827	14,949	1.52%	3,134,894	1,035	0.13%
Time deposits	1,767,603	12,834	2.94%	1,538,239	8,623	2.22%	1,295,278	4,281	1.34%
Total deposits	5,743,189	33,616	2.37%	5,442,066	23,572	1.72%	4,430,172	5,316	0.49%
Securities sold under agreements to repurchase	—	—	—%	68	1	5.83%	—	—	—%
Advances from the FHLB (7)	959,392	6,763	2.86%	994,185	5,293	2.11%	917,039	2,481	1.10%
Senior notes	59,250	942	6.45%	59,172	941	6.31%	58,934	942	6.48%
Subordinated notes	29,306	361	5.00%	29,263	361	4.89%	7,451	88	4.79%
Junior subordinated debentures	64,178	1,115	7.05%	64,178	1,028	6.35%	64,178	626	3.96%
Total interest-bearing liabilities	6,855,315	42,797	2.53%	6,588,932	31,196	1.88%	5,477,774	9,453	0.70%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,377,966			1,318,787			1,199,264
Accounts payable, accrued liabilities and other liabilities	338,351			343,923			231,088
Total non-interest-bearing liabilities	1,716,317			1,662,710			1,430,352
Total liabilities	8,571,632			8,251,642			6,908,126
Stockholders’ equity	734,198			720,734			798,505
Total liabilities and stockholders' equity	$9,305,830			$8,972,376			$7,706,631
Excess of average interest-earning assets over average interest-bearing liabilities	$1,710,993			$1,651,759			$1,611,985
Net interest income		$82,333			$82,178			$55,645
Net interest rate spread			3.39%			3.58%			3.02%
Net interest margin (8)			3.90%			3.96%			3.18%
Cost of total deposits (9)			1.91%			1.38%			0.38%
Ratio of average interest-earning assets to average interest-bearing liabilities	124.96%			125.07%			129.43%
Average non-performing loans/ Average total loans	0.46%			0.38%			0.71%
___________
(1)    Includes loans held for investment net of the allowance for credit losses, and loans held for sale. The average balance of the allowance for credit losses was $81.4 million, $54.9 million and $67.5 million in the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The average balance of total loans held for sale was $66.4 million, $78.3 million and $137.7 million in the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(2) Includes average non-performing loans of $31.8 million, $25.5 million and $39.2 million for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively.
(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average unrealized net losses of $104.9 million and $120.1 million in the three months ended March 31, 2023 and December 31, 2022, respectively, and unrealized net gains of $2.4 million in the three months ended March 31, 2022.
(4)    Includes nontaxable securities with average balances of $19.7 million, $19.8 million and $16.2 million for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The tax equivalent yield for these nontaxable securities was 4.56%, 4.26% and 2.81% for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $50.7 million, $45.7 million and $37.8 million for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. The tax equivalent yield for these nontaxable securities was 4.20%, 3.88% and 3.67% for the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. In 2023 and 2022, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for credit losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,955	25.6%	$4,766	19.6%	$4,620	32.9%
Brokerage, advisory and fiduciary activities	4,182	21.6%	4,054	16.6%	4,596	32.8%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,412	7.3%	1,378	5.7%	1,342	9.6%
Cards and trade finance servicing fees	533	2.8%	556	2.3%	590	4.2%
Gain (loss) on early extinguishment of FHLB advances, net	13,173	68.1%	11,390	46.8%	(714)	(5.1)%
Securities (losses) gains, net (2)	(9,731)	(50.3)%	(3,364)	(13.8)%	769	5.5%
Loan-level derivative income (3)	2,071	10.7%	3,413	14.0%	3,152	22.5%
Derivative gains (losses), net (4)	14	0.1%	1,040	4.3%	(1,345)	(9.6)%
Other noninterest income (5)	2,734	14.1%	1,132	4.5%	1,015	7.2%
Total noninterest income	$19,343	100.0%	$24,365	100.0%	$14,025	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes: (i) net loss on sale of debt securities of $9.5 million and $2.5 million in the three months ended March 31, 2023 and December 31, 2022, respectively, and net gains on the sale of debt securities of $49 thousand in the three months ended March 31, 2022, and (ii) unrealized gains of $1.3 million and $0.7 million in the three months ended March 31, 2023 and 2022, respectively, and unrealized losses of $0.8 million in the three months ended December 31, 2022, related to the change in fair value of marketable equity securities. In addition, in the three months ended March 31, 2023, includes net loss of $1.5 million on the sale of marketable equity securities.
(3) Income from interest rate swaps and other derivative transactions with customers. The Company incurred expenses related to derivative transactions with customers of $1.6 million, $3.3 million and $1.0 million in the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, which are included as part of noninterest expenses under loan-level derivative expense.
(4) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(5)    Includes mortgage banking income of $1.8 million, $0.2 million and $0.8 million in the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively, related to Amerant Mortgage. Other sources of income in the periods shown include from foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended
	March 31, 2023		December 31, 2022		March 31, 2022
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$34,876	53.9%	$32,786	52.7%	$30,403	50.0%
Occupancy and equipment (2)	6,798	10.5%	6,349	10.2%	6,725	11.1%
Professional and other services fees (3)	7,628	11.8%	6,224	10.0%	6,139	10.1%
Loan-level derivative expense (4)	1,600	2.5%	3,281	5.3%	1,043	1.7%
Telecommunications and data processing	3,064	4.7%	3,622	5.8%	4,038	6.6%
Depreciation and amortization	1,292	2.0%	1,956	3.1%	1,152	1.9%
FDIC assessments and insurance	2,737	4.2%	1,930	3.1%	1,396	2.3%
Loans held for sale valuation expense (5)	—	—%	—	—%	459	0.8%
Advertising expenses	2,586	4.0%	3,329	5.3%	2,972	4.9%
Contract termination costs (6)	—	—%	—	—%	4,012	6.6%
Other operating expenses (7)	4,152	6.4%	2,764	4.5%	2,479	4.0%
Total noninterest expense (8)	$64,733	100.0%	$62,241	100.0%	$60,818	100.0%
___________
(1) Includes staff reduction costs of $0.2 million, $1.2 million and $0.8 million in the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. Staff reduction costs in the three months ended March 31, 2023 and December 31, 2022, are mainly related to severance expenses in connection with employment terminations and changes in certain positions. Staff reduction costs in the three months ended March 31, 2022, were primarily related to severance expenses in connection with restructuring of business lines and the elimination of certain support functions.
(2) In the three months ended March 31, 2023, includes $0.5 million related to ROU asset impairment in connection with the closure of a branch in Houston, Texas in 2023.
(3) In the three months ended March 31, 2023 and December 31, 2022, includes additional expenses of $2.6 million and $1.1 million, respectively, related to the engagement of FIS. In the three months ended March 31, 2022, includes additional expenses of $1.2 million, including: (i) $0.8 million related to the engagement of FIS; (ii) $0.2 million in connection with certain search and recruitment expenses; and (iii) $0.1 million of costs associated with the subleasing of the New York office space.
(4) Includes services fees in connection with our loan-level derivative income generation activities.
(5) Valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of cost or fair value.
(6) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(7) In all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(8) Includes $3.9 million, $2.7 million and $3.5 million in the three months ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2023	December 31, 2022
Assets		(audited)
Cash and due from banks	$41,489	$19,486
Interest earning deposits with banks	411,747	228,955
Restricted cash	32,541	42,160
Cash and cash equivalents	485,777	290,601
Securities
Debt securities available for sale, at fair value	1,045,883	1,057,621
Debt securities held to maturity, at amortized cost (estimated fair value of 218,388 and 217,609 at March 31, 2023 and December 31, 2022, respectively)	239,258	242,101
Equity securities with readily determinable fair value not held for trading	—	11,383
Federal Reserve Bank and Federal Home Loan Bank stock	62,556	55,575
Securities	1,347,697	1,366,680
Mortgage loans held for sale, at fair value	65,289	62,438
Loans held for investment, gross	7,049,746	6,857,194
Less: Allowance for credit losses	84,361	83,500
Loans held for investment, net	6,965,385	6,773,694
Bank owned life insurance	229,824	228,412
Premises and equipment, net	42,380	41,772
Deferred tax assets, net	46,112	48,703
Operating lease right-of-use assets	119,503	139,987
Goodwill	20,525	19,506
Accrued interest receivable and other assets (1)	172,810	156,011
Total assets	$9,495,302	$9,127,804
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,360,626	$1,367,664
Interest bearing	2,489,565	2,300,469
Savings and money market	1,507,195	1,647,811
Time	1,929,340	1,728,255
Total deposits	7,286,726	7,044,199
Advances from the Federal Home Loan Bank	1,052,012	906,486
Senior notes	59,289	59,210
Subordinated notes	29,326	29,284
Junior subordinated debentures held by trust subsidiaries	64,178	64,178
Operating lease Liabilities (2)	122,214	140,147
Accounts payable, accrued liabilities and other liabilities (3)	152,501	178,574
Total liabilities	8,766,246	8,422,078

Stockholders’ equity
Class A common stock	3,383	3,382
Additional paid in capital	194,782	194,694
Retained earnings	607,544	590,375
Accumulated other comprehensive loss	(74,319)	(80,635)
Total stockholders' equity before noncontrolling interest	731,390	707,816
Noncontrolling interest	(2,334)	(2,090)
Total stockholders' equity	729,056	705,726
Total liabilities and stockholders' equity	$9,495,302	$9,127,804

__________
(1) As of March 31, 2023 and December 31, 2022, include derivative assets with a total fair value of $60.8 million and $78.3 million, respectively.

(2) Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(3) As of March 31, 2023 and December 31, 2022, include derivatives liabilities with a total fair value of $59.5 million and $77.2 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	March 31, 2023	December 31, 2022
Real estate loans
Commercial real estate
Non-owner occupied	$1,630,451	$1,615,716
Multi-family residential	796,125	820,023
Land development and construction loans	303,268	273,174
	2,729,844	2,708,913
Single-family residential	1,189,045	1,102,845
Owner occupied	1,069,491	1,046,450
	4,988,380	4,858,208
Commercial loans (1)	1,497,649	1,381,234
Loans to financial institutions and acceptances	13,312	13,292
Consumer loans and overdrafts (2)	550,405	604,460
Total loans	$7,049,746	$6,857,194

__________________
(1) As of March 31, 2023 and December 31, 2022, includes approximately $46.7 million and $45.3 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of March 31, 2023 and December 31, 2022, includes $372.2 million and $433.3 million, respectively, in consumer loans purchased under indirect lending programs. In addition, as of March 31, 2023 and December 31, 2022, includes $62.1 million, and $43.8 million, respectively, in consumer loans originated under a white-label program.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	March 31, 2023	December 31, 2022

Loans held for sale at fair value
Land development and construction loans	15,527	9,424
Single-family residential	49,762	53,014
Total loans held for sale at fair value (1)(2)	$65,289	$62,438
__________________
(1) Loans held for sale in connection with Amerant Mortgage ongoing business.
(2) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans, other real estate owned, or OREO, and other repossessed assets at the dates presented. Non-performing loans consist of (i) nonaccrual loans, and (ii) accruing loans 90 days or more contractually past due as to interest or principal.

(in thousands)	March 31, 2023	December 31, 2022
Non-Accrual Loans(1)		(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$20,057
	—	20,057
Single-family residential	1,367	1,526
Owner occupied	7,118	6,270
	8,485	27,853
Commercial loans	13,643	9,271
Consumer loans and overdrafts (2)	1	4
Total Non-Accrual Loans	$22,129	$37,128

Past Due Accruing Loans(3)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	—	253
Commercial	—	183
Consumer loans and overdrafts	53	35
Total Past Due Accruing Loans	$53	$471
Total Non-Performing Loans	22,182	37,599
OREO and other repossessed assets	26,534	—
Total Non-Performing Assets	$48,716	$37,599

__________________
(1)    Prior to the first quarter of 2023, included loan modifications that met the definition of troubled debt restructurings, or TDR, which may be performing in accordance with their modified loan terms.
(2)    In the fourth quarter of 2022, the Company changed its charge-off policy for unsecured consumer loans from 120 to 90 days past due. This change resulted in an additional $3.4 million in charge-offs for unsecured consumer loans in the fourth quarter of 2022.
(3)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-impaired loans.

	March 31, 2023				December 31, 2022
					(audited)
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$8,335	$—	$—	$8,335	$8,378	$20,113	$—	$28,491
Multi-family residential	24,348	—	—	24,348	—	—	—	—
	32,683	—	—	32,683	8,378	20,113	—	28,491
Single-family residential	—	1,514	—	1,514	—	1,930	—	1,930
Owner occupied	—	7,202	—	7,202	—	6,356	—	6,356
	32,683	8,716	—	41,399	8,378	28,399	—	36,777
Commercial loans	3,240	14,891	3	18,134	1,749	10,446	3	12,198
Consumer loans and overdrafts	—	1	—	1	—	230	—	230
Totals	$35,923	$23,608	$3	$59,534	$10,127	$39,075	$3	$49,205

__________
(1) There were no loans categorized as “Loss” as of the dates presented.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	March 31, 2023	December 31, 2022
		(audited)
Domestic	$4,891,873	$4,620,906
Foreign:
Venezuela	1,897,199	1,911,551
Others	497,654	511,742
Total foreign	2,394,853	2,423,293
Total deposits	$7,286,726	$7,044,199